Filed in the Office of	Business Number E0102972005-7
FVAguilar	Filing Number 20265963061
Secretary of State State Of Nevada	Filed On 8/11/2026 1:48:00 PM
	Number of Pages 2

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FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☒ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Leait Corporation Entity or Nevada Business Identification Number (NVID): E0102972005-7
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series A Voting Convertible Preferred Stock
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☒ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* To remove adjustment in conversion rate of Series A Voting Convertible Preferred Stock and provide for certain recapitalization events - See Attached
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X /s/ Sean Mcdonald Date: 08/11/2026 Signature of Officer

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

EXHIBIT A

The following amends the Certificate of Designation of Series A Voting Convertible Preferred Stock of Leatt Corporation filed with the Secretary of State of Nevada on October 29, 2008 ("Certificate of Designation"). All initially capitalized terms no otherwise defined herein shall have the meanings given to those terms in the Certificate of Designation:

1. Section 6 of the Certificate of Designation is deleted in its entirety and replaced with the following"

   "6. Adjustments

   If the Company, at any time while shares of Series A Preferred Stock are outstanding (1) pays a stock dividend on its Common Stock, (2) subdivides outstanding shares of Common Stock into a larger number of shares of Common Stock or (3) combines outstanding shares of Common Stock into a smaller number of shares, then the Company shall take the same action with respect to the Series A Preferred Stock to retain parity between the shares of Common Stock and shares of Series A Preferred Stock. By way of example:

   (1) If the Company pays a Common Stock dividend of one share of Common Stock for each share of Common Stock then issued and outstanding, then the Company shall also pay a preferred stock dividend of one share of Series A Preferred Stock for each share of Series A Preferred Stock then issued and outstanding.

   (2) It the Company effects a forward stock split of the Common Stock in a ratio of 2-for-1, issuing 2 shares of Common Stock for each share of Common Stock then issued and outstanding, then the Company shall also effect a forward stock split of the Series A Preferred Stock in a ratio of 2-for-1, issuing 2 shares of Series A Preferred Stock for each share of Series A Preferred Stock then issued and outstanding.

   (3) It the Company effects a reverse stock split of the Common Stock in a ratio of 1-for-2, issuing 1 share of Common Stock for each 2 shares of Common Stock then issued and outstanding, then the Company shall also effect a reverse stock split of the Series A Preferred Stock in a ratio in a ratio of 1-for-2, issuing 1 share of Series A Preferred Stock for each 2 shares of Series A Preferred Stock then issued and outstanding.

2. The foregoing reflects all of the amendments to the Certificate of Designation and all other provisions shall continue in full force and effect, without any changes.